Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement's No. 333-59277, 333-95167, 333-65884, 333-117431 and 333-40384 on Form S-8 of our report dated March 30, 2005 on the consolidated financial statements of Heritage Commerce Corp and subsidiary and of our report dated March 30, 2005 on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Heritage Commerce Corp and subsidiary for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

San Francisco, California
March 30, 2005